Exhibit 99.1

    Monolithic System Technology, Inc. Appoints James Pekarsky as
                        Chief Financial Officer

    SUNNYVALE, Calif.--(BUSINESS WIRE)--March 24, 2006--MoSys, Inc. (NASDAQ:MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory solutions announced today the appointment of Jim Pekarsky as its Vice President of Finance and Chief Financial Officer (CFO). Mr. Pekarsky will be responsible for all financial and administrative aspects of the company and will report directly to Chet Silvestri, MoSys' Chief Executive Officer.
    Mr. Pekarsky brings to MoSys more than 25 years of experience. He joins MoSys from AccelChip where he was the CFO since November 2003 and through their acquisition by Xilinx (Nasdaq:XLNX). Prior to joining AccelChip he served as CFO of Virage Logic (Nasdaq:VIRL) for 5 years and led the Company's Initial Public Offering in August 2000. Prior positions included Director and General Manager at Mentor Graphics (Nasdaq:MENT), including its Emulation Division in Paris, France, and Embedded Software Division in San Jose, California. Pekarsky received a bachelor of science in Accounting from Indiana University of Pennsylvania and an MBA in Finance from Golden Gate University.
    "Jim is a seasoned financial executive with extensive public and private company experience in the semiconductor Intellectual Property
(IP) industry," expressed Silvestri. "We are pleased that he has agreed to join our team and help drive the growth of our business."
    Mr. Pekarsky was granted a stock option to purchase 300,000 shares of MoSys' common stock at an exercise price of $7.97, equal to MoSys' closing price on March 20, 2006 as a new employee hiring inducement. This option has not been granted under the company's Amended and Restated 2000 Stock Option and Equity Incentive Plan.
    "I'm excited about the opportunity to join MoSys as the Chief Financial Officer," Pekarsky said. "I believe that MoSys' strong financial position combined with its technological innovation and industry leadership in delivering high-density embedded memories will enable the company to continue on a fast growth path."

    ABOUT MOSYS, INC.

    Founded in 1991, MoSys (NASDAQ:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 100 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' Web site at http://www.mosys.com.

    CONTACT: MoSys, Inc.
             Walter Croce, 408-731-1820
             wcroce@mosys.com
             or
             Shelton IR
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com